Exhibit 4.1

COMMON STOCK NUMBER KAR THIS CERTIFICATE IS TRANSFERABLE IN NEW YORK, NY OR SOUTH ST. PAUL, MN	Incorporated Under the Laws of the State of Delaware	COMMON STOCK SHARES SEE REVERSE FOR CERTAIN DEFINITIONS CUSIP

THIS CERTIFIES THAT

IS THE OWNER OF

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK, NO PAR VALUE PER SHARE, OF
ADESA, INC.

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of the Certificate properly endorsed.This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.
DATED:

TREASURER	EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER